Exhibit 99.1

GFI Group Inc. Announces First Quarter 2012 Results;

Declares Quarterly Cash Dividend

•                  GAAP Total Revenues $260.2 Million: Non-GAAP Total Revenues $260.0 Million

•                  GAAP Net Revenues: $226.6 Million: Non-GAAP Net Revenues $226.4 Million

•                  GAAP Net Income: $4.8 Million or $0.04 per Diluted Share

•                  Non-GAAP Net Income: $8.4 Million or $0.07 per Diluted Share

•                  Cash Earnings: $30.3 Million or $0.24 per Diluted Share

•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  April 26, 2012 — GFI Group Inc. (NYSE: GFIG), a leading provider of wholesale brokerage services, clearing services, electronic execution and trading support products for global financial markets, reported today its financial results for the first quarter ended March 31, 2012.

Highlights

•                  GAAP net revenues were $226.6 million for the first quarter of 2012, a decrease of 0.4% from $227.5 million in the first quarter of 2011.  On a non-GAAP basis, net revenues decreased 3.4% to $226.4 million from $234.5 million in the first quarter of 2011.

•                  Brokerage revenues for the first quarter of 2012 declined 5.0% to $207.2 million compared with $218.0 million in the first quarter of 2011.

•                  Compensation and employee benefits expense in the first quarter of 2012 was 68.7% and 68.8% of net revenues on a GAAP and non-GAAP basis, respectively. This compares with 70.1% and 68.0% of net revenues on a GAAP and non-GAAP basis, respectively, in the first quarter of 2011.

•                  Non-compensation expenses were 27.9% of net revenues on a GAAP basis and 25.4% on a non-GAAP basis in the first quarter of 2012.  This compares with 25.4% of net revenues on a GAAP basis and 23.3% on a non-GAAP basis in the first quarter of 2011.

•                  Net income for the first quarter of 2012 was $4.8 million on a GAAP basis, or $0.04 per diluted share, compared with $6.7 million, or $0.05 per diluted share, in the first quarter of 2011.  On a non-GAAP basis, net income was $8.4 million, or $0.07 per diluted share, for the first quarter of 2012, compared with $13.7 million, or $0.11 per diluted share, in the first quarter of 2011.

•                  Cash earnings for the three month period ended March 31, 2012 were $30.3 million, or $0.24 per diluted share, compared with $34.0 million, or $0.27 per diluted share, for the same period in 2011.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “GFI continues to manage carefully through a prolonged period of slow trading volumes across many product sectors resulting from sluggish global economic conditions, regulatory and political uncertainty and continuing European sovereign debt concerns.  However, GFI’s subscription-based software, analytics and market data revenues continued to outpace prior year results with Trayport’s software revenues up 25.2% over the same quarter of the prior year.

“We remain focused on selectively expanding GFI’s geographic footprint and product and technology reach.  Although several European expansion initiatives are taking longer than expected to reach profitability, they continue to grow revenues and market share, and we are committed to building profitable, technology-enhanced businesses in the new global financial market landscapes.  Approximately 61% of GFI’s total brokerage revenues, excluding Kyte, were supported by our proprietary electronic trading systems. Moreover, we have seen increased usage of GFI’s proprietary electronic trading platforms by our customers.

“In addition to select expansion and technology initiatives, we are reducing GFI’s cost structure through rationalizing front and back office expenses and we are implementing further cost reduction measures.  We are determined to improve GFI’s profitability margins, even in the current lower volume environment.

“Looking at the second quarter of 2012 to date, preliminary total revenues for April are tracking up 2% compared with total revenues for the same month last year.  We believe GFI’s April performance is in line with volumes reported in the broader OTC and exchange markets.

Mr. Gooch concluded:  “We are pleased to declare a quarterly cash dividend of $0.05 per share to GFI shareholders.”

Revenues

Net revenues were $226.6 million and $226.4 million on a GAAP and non-GAAP basis, respectively, in the first quarter of 2012, as compared with $227.5 million and $234.5 million on a GAAP and non-GAAP basis, respectively, in the first quarter of 2011.  Non-GAAP net revenues in the first quarter of 2012 excluded a $1.3 million mark-to-market loss on forward hedges of future foreign currency revenues, a $1.8 million mark-to-market gain on a future purchase commitment, and a $0.3 million mark-to-market loss on equity warrants held.

Brokerage revenues in the first quarter of 2012 were $207.2 million compared with $218.0 million in the first quarter of 2011. Revenues from commodity products increased 16.4%, financial product revenues increased 3.4% and equity product and fixed income product revenues were down 22.1% and 14.0%, respectively, compared with the first quarter of 2011.  By geographic region, brokerage revenues for the first quarter of 2012 increased 6.6% in the Americas and declined 8.3% in EMEA and 22.6% in Asia-Pacific, as compared with the same quarter of 2011.

Revenues from trading software, analytics and market data products for the first quarter of 2012 were $20.0 million, up 17.0% from the first quarter of 2011.

Expenses

For the first quarter of 2012, compensation and employee benefits expense was $155.8 million on a GAAP and non-GAAP basis. This compares with $159.5 million on a GAAP and non-GAAP basis in the first quarter of 2011.  Compensation and employee benefits expense was 68.7% and 68.8% of net revenues on a GAAP and non-GAAP basis, respectively, in the first quarter of 2012 compared with 70.1% and 68.0% of net revenues on a GAAP and non-GAAP basis, respectively, in the first quarter of 2011.

On a GAAP basis, non-compensation expenses for the first quarter of 2012 were $63.2 million, or 27.9% of net revenues, compared with $57.7 million, or 25.4% of net revenues, in the first quarter of 2011.  On a non-GAAP basis, non-compensation expenses for the first quarter of 2012 were $57.5 million, or 25.4% of net revenues, compared with $54.7 million, or 23.3% of net revenues, in the first quarter of 2011.  The higher non-compensation expenses year over year were primarily due to increased interest expenses relating to GFI’s $250 million senior note offering completed in July of 2011.

The effective tax rate for the first quarter of 2012 was 36.0% on a GAAP basis, and 35.0% on a non-GAAP basis, as compared with 26.0% and 28.5% on a GAAP and non-GAAP basis, respectively, in the first quarter of 2011.

Earnings

Net income on a GAAP basis for the first quarter of 2012 was $4.8 million, or $0.04 per diluted share, compared with net income of $6.7 million, or $0.05 per diluted share, in the first quarter of 2011.  On a non-GAAP basis, net income for the first quarter of 2012 was $8.4 million, or $0.07 per diluted share, compared with $13.7 million, or $0.11 per diluted share, for the first quarter of 2011.

Dividend Declaration

The Board of Directors of GFI has declared a quarterly cash dividend of $0.05 per share payable on May 31, 2012 to shareholders of record as of May 15, 2012.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by GFI include non-GAAP total revenues, non-GAAP net revenues, non-GAAP net income, non-GAAP diluted earnings per share, cash earnings and cash earnings per share. These non-GAAP financial measures currently exclude from the Company’s statement of income amortization of acquired intangibles and certain other items that management views as non-operating, non-recurring or non-cash as detailed in the reconciliation included in the financial tables attached to this release.

In addition, GFI may consider whether other significant non-operating, non-recurring or non-cash items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account estimated adjustments to income tax expense with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. GFI’s management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity, as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes. Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results. GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

A reconciliation of these non-GAAP financial measures to GAAP is included in the financial tables attached to this release.

Conference Call

GFI has scheduled an investor conference call to discuss its first quarter results at 8:30 a.m. (Eastern Time) on Friday, April 27, 2012. Those wishing to listen to the live conference call via telephone should dial 1-800-860-2442 in North America and +1-412-858-4600 outside of North America, and ask for “GFI”.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available.

Supplementary Financial Information

GFI has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (NYSE: “GFIG”) is a leading provider of wholesale brokerage services, clearing services, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 2,100 people with additional offices in London, Paris, Nyon, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Dubai, Dublin, Tel Aviv, Los Angeles and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,600 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, Trayport® and Kyte®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; uncertainties relating to litigation and the Company’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the

Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Christopher Giancarlo

Executive Vice President

investorinfo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager

212-968-4167

chris.casaburri@gfigroup.com

Media Contact:

Patricia Gutierrez

Vice President - Public Relations

212-968-2964

patricia.gutierrez@gfigroup.com

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues
Agency commissions	$144,580	$147,483
Principal transactions	62,588	70,487
Total brokerage revenues	207,168	217,970
Clearing services revenues	28,127	27,670
Interest income from clearing services	521	342
Equity in net earnings of unconsolidated businesses	1,420	926
Software, analytics and market data	19,999	17,088
Other income (loss)	2,940	(2,546)
Total revenues	260,175	261,450

Interest and transaction-based expenses
Transaction fees on clearing services	26,962	27,069
Transaction fees on brokerage services	6,125	6,605
Interest expense from clearing services	440	326
Total interest and transaction-based expenses	33,527	34,000
Revenues, net of interest and transaction-based expenses	226,648	227,450

Expenses
Compensation and employee benefits	155,778	159,481
Communications and market data	15,666	15,071
Travel and promotion	10,089	10,203
Rent and occupancy	6,792	5,873
Depreciation and amortization	9,148	9,874
Professional fees	6,168	7,103
Interest on borrowings	6,815	2,936
Other expenses	8,473	6,633
Total other expenses	218,929	217,174

Income before provision for income taxes	7,719	10,276

Provision for income taxes	2,779	2,672

Net income before attribution to non-controlling shareholders	4,940	7,604

Less: Net income attributable to non-controlling interests	148	858
GFI’s net income	$4,792	$6,746

Basic earnings per share	$0.04	$0.06
Diluted earnings per share	$0.04	$0.05

Weighted average shares outstanding - basic	115,498,177	119,524,627

Weighted average shares outstanding - diluted	125,350,139	128,209,107

GFI Group Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

As a Percentage of Net Revenues

	Three Months Ended
	March 31,
	2012	2011
Revenues
Agency commissions	63.8%	64.8%
Principal transactions	27.6%	31.0%
Total brokerage revenues	91.4%	95.8%
Clearing services revenues	12.4%	12.2%
Interest income from clearing services	0.2%	0.1%
Equity in net earnings of unconsolidated businesses	0.6%	0.4%
Software, analytics and market data	8.8%	7.5%
Other income (loss)	1.4%	-1.1%
Total revenues	114.8%	114.9%

Interest and transaction-based expenses
Transaction fees on clearing services	11.9%	11.9%
Transaction fees on brokerage services	2.7%	2.9%
Interest expense from clearing services	0.2%	0.1%
Total interest and transaction-based expenses	14.8%	14.9%
Revenues, net of interest and transaction-based expenses	100.0%	100.0%

Expenses
Compensation and employee benefits	68.7%	70.1%
Communications and market data	6.9%	6.6%
Travel and promotion	4.5%	4.5%
Rent and occupancy	3.0%	2.6%
Depreciation and amortization	4.0%	4.4%
Professional fees	2.7%	3.1%
Interest on borrowings	3.0%	1.3%
Other expenses	3.8%	2.9%
Total other expenses	96.6%	95.5%

Income before provision for income taxes	3.4%	4.5%

Provision for income taxes	1.2%	1.2%

Net income before attribution to non-controlling shareholders	2.2%	3.3%

Less: Net income attributable to non-controlling interests	0.1%	0.4%
GFI’s net income	2.1%	2.9%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011

Brokerage Revenues by Product Categories:
Fixed Income	$61,511	$71,507
Financial	50,155	48,505
Equity	37,533	48,157
Commodity	57,969	49,801

Total brokerage revenues	$207,168	$217,970

Brokerage Revenues by Geographic Region:
Americas	$82,076	$77,021
Europe, Middle East, and Africa	102,608	111,892
Asia-Pacific	22,484	29,057

Total brokerage revenues	$207,168	$217,970

	March 31,	December 31,
	2012	2011

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$214,426	$245,879
Cash held at clearing organizations, net of customer cash	60,012	41,646
GFI’s total balance sheet cash	274,438	287,525
Balance sheet cash per share	2.29	2.45

Total assets (1)	1,326,181	1,190,549
Total debt	250,000	250,000
Stockholders’ equity	451,879	447,212

Selected Statistical Data:
Brokerage personnel headcount (2)	1,264	1,271
Employees	2,180	2,176
Broker productivity for the period (3)	$163	$136

(1)           Total assets include receivables from brokers, dealers and clearing organizations of $354.1 million and $217.9 million at March 31, 2012 and December 31, 2011, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates, as well as balances with clearing organizations. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations, as well as to clearing customers, for these unsettled transactions.

(2)           Brokerage personnel headcount includes brokers, traders, trainees and clerks.

(3)           Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2012	2011

GAAP revenues	$260,175	$261,450
Mark-to-market loss on forward hedges of future foreign currency revenues	1,304	4,440
Fair value mark-to-market (gain) loss on future purchase commitment	(1,827)	731
Fair value mark-to-market loss on warrants on investee shares	316	—
Accounting impact of increased ownership stake in an investee	—	1,863
Total Non-GAAP Revenues	259,968	268,484

GAAP interest and transaction-based expenses	33,527	34,000

Non-GAAP revenues, net of interest and transaction based expenses	226,441	234,484

GAAP other expenses	218,929	217,174
Amortization of intangibles	(2,906)	(3,032)
Writedown of available for sale securities	(2,700)	—
Non-GAAP other expenses	213,323	214,142

Non-GAAP pre-tax income	13,118	20,342

Income tax impact on Non-GAAP items	1,812	3,125
Non-GAAP provision for income taxes	4,591	5,797

Less: Net income attributable to non-controlling interests	148	858

GFI’s Non-GAAP net income	$8,379	$13,687

Non-GAAP diluted net income per share	$0.07	$0.11

Pre-tax adjustments to arrive at cash earnings
Amortization of RSUs	9,052	7,492
Amortization of cash sign-on and retention bonuses	6,595	5,998
Depreciation and other amortization	6,242	6,842
Total pre-tax adjustments to cash earnings	21,889	20,332

Non-GAAP pre-tax cash earnings from ongoing operations	35,007	40,674

Non-GAAP provision for income taxes	4,591	5,797

Less: Net income attributable to non-controlling interests	148	858

GFI’s Non-GAAP net cash earnings from ongoing operations	$30,268	$34,019

Non-GAAP cash earnings per share	$0.24	$0.27

Weighted average shares outstanding - diluted	125,350,139	128,209,107

GFI Group Inc.

Adjusted EBITDA

($ in ‘000’s, except share and per share amounts)	1Q11	2Q11	3Q11	4Q11	1Q12	Last twelve months (LTM)

Net income (loss) per U.S. GAAP before attribution to non-controlling interests	$7,604	$5,794	$6,122	$(22,085)	$4,940

Plus: Net (income) loss attributable to non-controlling interests	(858)	357	(57)	(58)	(148)
GFI’s net income (loss)	6,746	6,151	6,065	(22,143)	4,792

Plus: Extraordinary and other non-recurring losses (i.e., non-GAAP adjustments)	10,066	3,850	8,325	22,149	5,399

Plus: Interest expense	3,262	3,893	6,499	8,008	7,255

Less: Interest income	(690)	(1,090)	(996)	(835)	(680)

Plus: Income tax expense (benefit)	2,672	2,036	2,884	(4,945)	2,779

Plus: Depreciation and amortization expense (excluding intangibles)	6,842	6,728	6,860	6,302	6,242

Plus: Amortization of RSUs	7,492	7,917	7,777	7,645	9,052

Plus: Amortization of cash sign-on bonuses	5,998	5,496	5,803	5,984	6,595

Adjusted EBITDA	$42,388	$34,981	$43,217	$22,165	$41,434	$141,797

Weighted average shares outstanding - diluted						125,350,139

Adjusted EBITDA per share (pre-tax)						$1.13